From: Michael Singer <msinger@alternativeinsightllc.com>
Sent: Wednesday, August 15, 2018 12:04 PM
To: Michael Stewart; Michael Stewart
Cc: lou@bevilacquapllc.com; Ishay.De-Lyon@il.gt.com; Michele Pupach; kris@thepigmancompanies.com; Michael Singer; ME Singer

Michael-

I hereby resign, effective immediately, from my roles at FC Global Realty of Chairman of the Board, Chair of the Audit Committee and member of the Governance and Compensation Committees.

Sincerely-
Michael Singer